                                                                   Exhibit 10.13


                                    ftd.com
                              c/o FTD Corporation
                              3113 Woodcreek Drive
                         Downers Grove, Illinois  60515
                              Phone:  630/719-2504
                               Fax:  630/719-6183



April 27, 1999



Mr. Peter K. Poli
Discover Brokerage
333 Market Street
25th Floor
San Francisco, CA  94105

Dear Peter:

It is with great pleasure that I offer to you the position of Vice President and Chief Financial Officer of the ftd.com business reporting to me. Your base salary will be $150,000, paid at the bi-weekly rate of $5,769.23. You will receive 3 weeks of paid vacation in 1999. As you are aware, we are considering a transfer of the ftd.com business to a separate subsidiary. In the event that transfer occurs, you will be employed by, and your options will be options to purchase the stock of, ftd.com inc. (the "Company").

Upon your acceptance of this offer, you will be entitled to receive options to purchase shares of Class A common stock of ftd.com inc. in an amount equal to 1.5% of the Class B common stock of ftd.com inc. outstanding immediately prior to the Company's proposed initial public offering (the "IPO"). One-half of these options will be granted at an exercise price equal to the IPO price and one-half will be granted at an exercise price of twice the IPO price. These options will be granted contemporaneously with the closing of the IPO. In the event the IPO is not consummated by December 31, 1999, these stock options will be granted on December 31, 1999 at the fair market value of Class A common stock as determined by the Board of Directors of the Company. Vesting of these options will begin on your start date and these options will vest in equal amounts on each of the first five anniversaries of your start date. The other terms of these options will be governed by the Company's stock option plan which is expected to be adopted at an upcoming board meeting. Also, contingent upon your acceptance of this offer, you will be entitled to participate in the Company's Key Management Incentive Plan ("KMIP"), which entitles you to a bonus of up to 50% of your base salary and is paid at the end of each fiscal year.

Furthermore, the Company will reimburse you for the reasonable expenses relating to your move to its headquarters in Illinois. These expenses include all reasonable and necessary moving, closing and relocation costs.

Letter to Peter K. Poli
April 27, 1999
Page 2


You will be eligible to participate in a wide variety of benefits offered to all FTD employees. Most benefits commence of the 1st day of the month following 90 days of employment. We will reimburse you for reasonable COBRA payments made by you until you begin participation in our benefit programs. On your first day, a representative from Human Resources will assist you in filling out the necessary employment forms. Based on current legislation regarding hiring practices, you are required to bring forms of identification. This offer is made contingent upon producing these documents. In the event you are terminated from the Company you will be entitled to one year severance with mitigation.

Peter, I look forward to you joining the FTD team and know that you will make a valuable contribution. If you have any questions, please contact me at (630) 719-2504.

Sincerely,

/s/ Michael Soenen

Michael Soenen
President, ftd.com